Exhibit B

SECURITIES SUBSCRIPTION AND PURCHASE AGREEMENT

eDiets.com, Inc.

1000 Corporate Drive Suite 600

Fort Lauderdale FL 33334

The undersigned (the “Investor”) hereby confirms his agreement with you as follows:

1. This Securities Subscription and Purchase Agreement (this “Agreement”) is made as of June 23, 2009, between eDiets.com, Inc., a Delaware corporation (the “ Company ”), and the Investors.

2. Pursuant to this Agreement and subject to its terms and conditions, the Investor hereby subscribes for and will purchase from the Company and the Company will issue and sell to the Investor, in a private placement, the following securities (the “ Securities ”) for an aggregate purchase price of $300,000 (the “ Purchase Price ”):

(a) 300,000 shares (the “Shares”) of common stock of the Company, $0.001 par value per share, at a purchase price of $1.00 per Share, and

(b) a warrant (the “Warrant”) in the form of Exhibit A to this Agreement and hereby incorporated by reference to purchase up to a number of shares equal to 45% of the Shares, which shall be exercisable on or after the Original Issue Date (as defined in the Warrant), have a term of exercise equal to ten (10) years and have a strike price of $1.20 per share.

3. The Company and the Investor agree to enter into a registration rights agreement (the “Registration Rights Agreement”) in the form of Exhibit B to this Agreement, concurrently with the execution of this Agreement. (the Agreement and the Registration Rights Agreement collectively the “ Agreements ”).

4. Unless otherwise agreed between the Company and the Investor, the closing of the transactions contemplated by this Agreement shall take place at the offices of the Company on or before July 15, 2009 (the “ Closing ”).

5. The Company’s obligation to issue and sell the Securities shall be subject to the following conditions, any one or more of which may be waived by the Company:

(a) prior receipt by the Company of an executed copy of this Agreement;

(b) the execution and delivery by the Investor of the Registration Rights Agreement;

(c) the accuracy in all material respects when made and at the Closing of the representations and warranties made by the Investor in this Agreement and the fulfillment of the obligations of the Investor to be fulfilled by the Investor under this Agreement on or prior to the Closing in all material respects;

(d) receipt of the Purchase Price; and

(e) the execution and delivery by the Investor of a cross receipt evidencing receipt of the Shares and the Warrant.

6. The Investor’s obligation to purchase the Securities shall be subject to the following conditions, any one or more of which may be waived by the Investor:

(a) prior receipt by the Company of an executed copy of this Agreement;

(b) the execution and delivery by the Company of the Registration Rights Agreement;

(c) the accuracy in all material respects when made and at the Closing of the representations and warranties made by the Company in this Agreement and the fulfillment of the obligations of the Company to be fulfilled by it under this Agreement on or prior to the Initial Closing in all material respects; and

(d) the execution and delivery by the Company of a cross receipt evidencing receipt of the Purchase Price.

7. Certificates representing the Shares and Warrants purchased by the Investor, respectively, will be registered in the Investor’s name and address as set forth below.

8. The Investor represents and warrants to, and covenants with, the Company as follows:

(a) the Investor was at the time it was offered the Securities, is as of the date hereof and as of the Closing and will be on each date it exercises the Warrant an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act of 1933, as amended, is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in securities presenting an investment decision similar to that involved in the purchase of the Securities, and has requested, received, reviewed and considered all information the Investor deemed relevant in making an informed decision to purchase the Securities and is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment;

(b) the Investor understands that the Securities are “restricted securities” and have not been registered under the Securities Act, or registered or qualified under any state securities law, in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the representations made by the Investor in this Agreement; the Investor is acquiring the Securities in the ordinary course of business and for the Investor’s own account for investment only, has no present intention of distributing any of such Securities and has no arrangement or understanding with any other persons regarding the distribution of such Securities; and

(c) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Securities except in compliance with the Securities Act, applicable state securities laws and the respective rules and regulations promulgated thereunder.

9. The Company represents and warrants to, and covenants with, the Investor as follows:

(a) The Company is duly incorporated and validly existing in good standing under the laws of the State of Delaware, has full power and authority to own, operate and occupy its properties and to conduct its business as presently conducted and is registered or qualified to do business and in good standing in each jurisdiction in which it owns or leases property or transacts business and where the failure to be so qualified would have a material adverse effect upon the Company and its subsidiaries as a whole or the business, financial condition, prospects, properties, operations or assets of the Company and its subsidiaries as a whole or the Company’s ability to perform its obligations under this Agreement in all material respects, and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification;

(b) The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement; the execution and delivery of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no further action on the part of the Company or the Board or shareholders is required; and

(c) The Securities to be sold pursuant to this Agreement have been duly authorized, and when issued and paid for in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable, subject to no lien, claim or encumbrance (except for any such lien, claim or encumbrance created, directly or indirectly, by the Investor).

10. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein shall survive the execution of this Agreement, the delivery to the Investor of the Securities being purchased and the payment therefor, and a party’s reliance on such representations and warranties shall not be affected by any investigation made by such party or any information developed thereby.

11. All notices, requests, consents and other communications hereunder shall be in writing, shall be delivered (A) if within the United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if from outside the United States, by FedEx (or comparable service) or facsimile, and shall be deemed given: (i) if delivered by first-class registered or certified mail domestic, upon the business day received, (ii) if delivered by nationally recognized overnight carrier, one (1) business day after timely delivery to such carrier, (iii) if delivered by FedEx (or comparable service), two (2) business days after timely delivery to such carrier, or (iv) if delivered by facsimile, upon electric confirmation of receipt and shall be addressed as follows, or to such other address or addresses as may have been furnished in writing by a party to another party pursuant to this paragraph:

(a) if to the Company, to:

eDiets.com, Inc.

1000 Corporate Drive Suite 600

Fort Lauderdale FL 33334

Attention: Chief Executive Officer

Facsimile: (954) 938 0031

(b) if to the Investor, c/o Prides Capital Partners, LLC, 200 High Street, Suite 700, Boston, MA 02110, Facsimile: (617) 778-9299.

12. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor. Any waiver of a provision of this Agreement must be in writing and executed by the party against whom enforcement of such waiver is sought.

13. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

14. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. If any provision contained in this Agreement is determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

15. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to the principles of conflicts of law.

16. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. No party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other.

17. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. In the event that any signature is delivered by fax or electronic mail, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature were an original.

[Remainder of Page Intentionally Left Blank.]

Please confirm that the foregoing correctly sets forth the agreement between us by signing below.

Dated as of: June 23, 2009

/s/ Kevin A. Richardson II
Investor: KEVIN A. RICHARDSON II

AGREED AND ACCEPTED:

eDiets.com, Inc.

By:	/s/ Thomas Hoyer
Name:	Thomas Hoyer
Title:	Chief Financial Officer

Exhibit A:	Form of Warrant

Exhibit B:	Form of Registration Rights Agreement

[SECURITIES SUBSCRIPTION AND PURCHASE AGREEMENT SIGNATURE PAGE]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT OR THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

eDiets.com, Inc.

Warrant for the Purchase of Shares of

Common Stock

Shares	, 20

FOR VALUE RECEIVED, eDiets.com, Inc., a Delaware corporation (the “Company”), hereby certifies that                                  or his assigns, is entitled to purchase from the Company, at any time or from time to time commencing on the date hereof (the “Initial Exercise Date”) and expiring at 5:00 P.M., New York City time, on the ten (10) year anniversary of the Original Issue Date (the “Expiration Date”)                                  (                        ) fully paid and non-assessable shares of Common Stock, par value $.001 per share, of the Company (the “Warrant Shares”) for a per share exercise price of $1.20 (the “Per Share Warrant Price”). The Per Share Warrant Price is subject to adjustment as hereinafter provided. Capitalized terms used and not otherwise defined in this Warrant shall have the meanings specified in Section 8, unless the context otherwise requires.

1. Exercise of Warrant.

(a) This Warrant may be exercised, in whole at any time or in part from time to time, commencing on the Initial Exercise Date and expiring at 5:00 P.M., New York City time, on the Expiration Date (with the Exercise Notice at the end of this Warrant duly executed) at the address set forth in Section 10 hereof, together with payment of the Per Share Warrant Price multiplied by the number of Warrant Shares to which such exercise relates made by delivery to the Company of one or more types of Permitted Consideration.

(b) If this Warrant is exercised in part, the Company will deliver to the Holder within three Trading Days of the date such Holder delivers to the Company this Warrant and an Exercise Notice, together with the payment of the aggregate Per Share Warrant Price for such exercise, a new Warrant covering the Warrant Shares that have not been exercised. By the expiration of the third Trading Day following the Holder’s delivery of a Warrant, together with an Exercise Notice and the payment of the aggregate Per Share Warrant Price for such exercise, the Company will (i) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of the Common Stock to which the Holder shall be entitled and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined by reference to the closing sales price of the Common Stock on the date of the Exercise Notice), and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

(c) If, by the third Trading Day after the date that the Holder delivers an Exercise Notice, together with the payment of the aggregate Per Share Warrant Price for such exercise, the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 1(b), then the Holder will have the right to rescind such exercise.

(d) If, by the third Trading Day after the date that the Holder delivers an Exercise Notice, together with the payment of the aggregate Per Share Warrant Price for such exercise, the Company fails to deliver the required number of Warrant Shares in the manner required pursuant to Section 1(b), and if after such third Trading Day and prior to the receipt of such Warrant Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue by (B) the closing bid price of the Common Stock at the time of the obligation giving rise to such purchase obligation and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(e) If, after the Required Effective Date (as defined in the Registration Rights Agreement) the Warrant Shares to be issued are not registered and available for resale by the Holder pursuant to a registration statement in accordance with the Registration Rights Agreement, then notwithstanding anything contained herein to the contrary, the Holder may, at its election exercised in its sole discretion, exercise a portion of this Warrant with respect to an aggregate total of twenty-five percent (25%) of the total Warrant Shares and, in lieu of making a cash payment of Permitted Consideration, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula:

Net Number	=	(A x B) – (A x C)
B

For purposes of the foregoing formula:

A=the total number of Warrant Shares with respect to which this Warrant is then being exercised.

B=the average of the closing sales prices for the five Trading Days immediately prior to (but not including) the day that the Holder delivers the Exercise Notice at issue.

C=the Per Share Warrant Price.

2. Company’s Option to Change Expiration Date.

Notwithstanding anything herein to the contrary, in the event that (i) the closing sales price per share of Common Stock is in excess of 150% of the Per Share Warrant Price (as may be adjusted pursuant to Section 3) for thirty (30) consecutive Trading Days, (ii) the Warrant Shares are either registered for resale pursuant to an effective registration statement naming the Holder as a selling stockholder thereunder (and the prospectus thereunder is available for use by the Holder as to all then available Warrant Shares) or freely transferable without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter addressed and in form and substance reasonably acceptable to the Holder and the transfer agent for the Common Stock, during the entire sixty (60) Trading Day period referenced in (i) above through the expiration of the Call Date as set forth in the Company’s notice pursuant to this Section (the “Call Condition Period”), and (iii) the Company shall have complied in all material respects with its obligations under this Warrant and the Common Stock shall at all times be listed on the AMEX, New York Stock Exchange, the Nasdaq National Market, the Nasdaq Capital Market or the OTC Bulletin Board, then, subject to the conditions set forth in this Section, the Company may, in its sole discretion, elect to change the Expiration Date for the respective Warrant to 5:00 P.M., New York City time on the date that is thirty (30) days after written notice thereof (a “Call Notice”) is received by the Holder (the “Call Date”) at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice; provided, that the conditions to giving such notice must be in effect at all times during the Call Condition Period or any such notice shall be null and void. Notwithstanding anything herein to the contrary, if the Company changes the Expiration Date pursuant to this Section 2, the Holder may, at its election exercised in its sole discretion, exercise a portion of this Warrant with respect to an aggregate total (including any exercises made under Section 1(e)) of twenty-five percent (25%) of the total Warrant Shares and, in lieu of making a cash payment of Permitted Consideration, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the formula set forth in Section 1(e).

3. Certain Adjustments. The Per Share Warrant Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 3.

(a) If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Per Share Warrant Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) If, at any time while this Warrant is outstanding, (1) the Company effects any merger or consolidation of the Company with or into another person, (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then thereafter this Warrant shall represent the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Per Share Warrant Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Per Share Warrant Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder’s option and request, any successor to the Company or surviving entity (and, if an entity different from the successor or surviving entity, the entity whose capital stock or assets the Holders of Common Stock are entitled to receive as a result of such Fundamental Transaction) in such Fundamental Transaction shall, either (1) issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Per Share Warrant Price upon exercise thereof, or (2) purchase the Warrant from the Holder for a purchase price, payable in cash within five trading days after such request (or, if later, on the effective date of the Fundamental Transaction), equal to the Black Scholes value of the remaining unexercised portion of this Warrant on the date of such request. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity (and, if an entity different from the successor or surviving entity, the entity whose capital stock or assets the Holders of Common Stock are entitled to receive as a result of such Fundamental Transaction) to comply with the provisions of this paragraph (b) and insuring that the Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c) If, at any time while this Warrant is outstanding, the Company shall issue additional shares of Common Stock for consideration per share less than the then current market price (determined (a) in the event that the Common Stock is publicly listed, by reference to the closing sales price of the Common Stock on the date of such issue or (b) in the event that the Common Stock is not publicly listed, by reference to the then current market value of each share of Common Stock as determined by the Board of Directors of the Company in good faith; provided, however, that in the event of a sale, merger, liquidation, dissolution or winding up of the Company (each, a “Liquidity Event”), current market price means the amount per share payable to the holders of the Common Stock upon the consummation of such Liquidity Event), then the Per Share Warrant Price of the Warrant Shares shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Per Share Warrant Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Company for the total number of additional shares of Common Stock so issued would purchase at the then current fair market price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such additional shares of Common Stock so issued; provided, however, that no adjustment under this Section 3(c) shall operate to reduce the Per Share Warrant Price of the Warrant Shares to a price that is less than $0.92 per share, representing the closing bid price for one share of the Common Stock on June 22, 2009. Notwithstanding the foregoing, no adjustment to the Per Share Warrant Price shall be required under this Section 3(c): (i) in connection with the issuance of shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) issued or to be issued after the date hereof to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase, stock option or employee benefit plans or other arrangements that are approved by the board of directors of the Company; (ii) in connection with a bona fide firm commitment underwritten public offering with a nationally recognized underwriter which generates gross proceeds to the Company in excess of $15 million; (iii) upon conversion of any options, warrants or other rights to acquire shares of Common Stock that are outstanding on the day immediately preceding the date hereof, provided, however, that the terms of such options, warrants or rights are not amended, modified or changed on or after the date hereof; or (iv) in connection with shares of Common Stock issued as consideration for the acquisition of another company or business in which the shareholders of the Company do not have a majority ownership interest, which acquisition has been approved by the board of directors of the Company, provided that after giving effect to such acquisition the Company is the surviving entity.

(d) All calculations under this Section 3 shall be made to the nearest cent or the nearest  1 /100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company.

(e) Upon the occurrence of each adjustment pursuant to this Section 3, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Per Share Warrant Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. The Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s transfer agent.

4. Fully Paid Stock; Taxes. The Company agrees that the shares of Common Stock represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall at the time of such delivery, be duly authorized, validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights or rights of first refusal, and the Company will take all such actions as may be necessary to assure that the par value or stated value, if any, per share of the Common Stock is at all times equal to or less than the then Per Share Warrant Price. The Company further covenants and agrees that it will pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or any certificate thereof to the extent required because of the issuance by the Company of such security.

5. Registration Under Securities Act.

(a) The Holder shall, with respect to the Warrant Shares, have the registration rights set forth in the Registration Rights Agreement. By acceptance of this Warrant, the Holder agrees to comply with the provisions of the Registration Rights Agreement.

(b) Until the later of (i) such time as the Holder shall be eligible to resell all of its Warrant Shares without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act (assuming Holder is not an “affiliate” of the Company, as defined in Rule 144), as evidenced by a legal opinion to such effect delivered by the Company’s counsel and acceptable to each of the Company’s transfer agent and the Holder, or (ii) the date on which all Warrant Shares have been sold under a Registration Statement or pursuant to Rule 144 ("Rule 144") as promulgated under the Securities Act, the Company shall use its reasonable best efforts to file with the Securities and Exchange Commission all current reports and the information as may be necessary to enable the Holder to effect sales of the Warrant Shares in reliance upon Rule 144 promulgated under the Securities Act.

6. Investment Intent; Restrictions on Transferability.

(a) The Holder represents, by accepting this Warrant that it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. Certificates representing Warrant Shares may bear the restrictive legend set forth on the first page hereof. The Holder understands that the Holder must bear the economic risk of such Holder’s investment in this Warrant and any Warrant Shares or other securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such Warrant shares or other securities have not been registered under Federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, or an exemption from such registration is available.

(b) The Holder, by such Holder’s acceptance of this Warrant, represents to the Company that such Holder is acquiring this Warrant and will acquire any Warrant Shares or other securities obtainable upon exercise of this Warrant for such Holder’s own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Holder agrees that this Warrant and any such Warrant Shares or other securities will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Securities Act or (ii) such sale or transfer is made pursuant to one or more exemptions from the Securities Act.

7. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder, a new Warrant of like date, tenor and denomination.

8. Warrant Holder Not Stockholder. This Warrant does not confer upon the Holder any right to vote or to consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to the exercise hereof; this Warrant does, however, require certain notices to Holders as set forth herein.

9. Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the following meanings:

“Assignment” shall mean a notice of assignment substantially in the form of Exhibit A attached hereto.

“Business Day” shall mean any day except Saturday, Sunday and any day that is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” shall mean the Common Stock, par value $.001 per share, of the Company, for which the Warrant is exercisable and any securities into which such common stock may hereafter be classified.

“Exercise Notice” shall mean a notice substantially in the form of Exhibit C attached hereto.

“Holder” shall mean the holder of this Warrant and “Holders” shall mean the holder of this Warrant and the holders of all other Warrants.

“Partial Assignment” shall mean a notice of partial assignment substantially in the form of Exhibit B attached hereto.

“Permitted Consideration” shall mean cash or other funds immediately available to the Company.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of June 23, 2009, by and between the Company and the parties thereto.

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded in the over the counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over the counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” shall mean whichever of the New York Stock Exchange, the AMEX, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Warrants” shall mean this Warrant, all similar Warrants issued on the date hereof and all warrants hereafter issued in exchange or substitution for this Warrant or such similar Warrants.

10. Communication. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by registered or certified mail, return receipt requested, via a national recognized overnight mail delivery service, or by facsimile (provided the sender receives a machine-generated confirmation of successful transmission), if to the Company, to:

eDiets.com, Inc.

1000 Corporate Drive

Suite 600

Ft. Lauderdale, Florida 33334

Attn: Chief Executive Officer

Tel: 954-703-6347

Fax: 954-938-0031

With a copy to (except in the case of Exercise Notices, Assignments and Partial Assignments):

Edwards Angell Palmer & Dodge LLP

1 N. Clematis Street

Suite 400

West Palm Beach, Florida 33401

Attn: Leslie J. Croland

Tel: 561-820-0212

Fax: 561-655-8719

If to the Holder of this Warrant, to such Holder at the address listed on the records of the Company.

11. Reservation of Warrant Shares; Listing. The Company shall at all times prior to the Expiration Date (a) have authorized and in reserve, and shall keep available, solely for issuance and delivery upon the exercise of this Warrant, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer, other than under Federal or state securities laws, and free and clear of all preemptive rights and rights of first refusal; and (b) use its reasonable best efforts to keep the Warrant Shares authorized for listing on any national securities exchange, the Nasdaq National Market, the Nasdaq Capital Market or the OTC Bulletin Board.

12. Headings; Severability. The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

13. Applicable Law. This Warrant shall be governed by and construed in accordance with the law of the State of Delaware without giving effect to the principles of conflicts of law thereof.

14. Specific Performance. The Company agrees that the remedies at law of the Holder of this Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate and that, to the fullest extent permitted by law, such terms maybe specifically enforced by a decree for the specific performance of any obligation contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

15. Amendment, Waiver, etc. Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly signed by its undersigned duly authorized officer as of the Original Issue Date first above referenced.

eDiets.com, Inc.

By:	/s/ Thomas Hoyer
Name:	Thomas Hoyer
Title:	Secretary

EXHIBIT A

ASSIGNMENT

FOR VALUE RECEIVED      hereby sells, assigns and transfers unto                                  the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint                                              , attorney, to transfer said Warrant on the books of eDiets.com, Inc.

Dated:	Signature:

Address:

EXHIBIT B

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED                                  hereby assigns and transfers unto                                      the right to purchase                  shares of the Common Stock, par value $.001 per share, of eDiets.com, Inc. covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint                                         , attorney, to transfer that part of said Warrant on the books of eDiets.com, Inc.

Dated:	Signature:

Address:

EXHIBIT C

EXERCISE NOTICE

The undersigned hereby elects to purchase                          shares of Common Stock of eDiets.com, Inc. pursuant to the attached Warrant, and, if such Holder is not utilizing the cashless (or net) exercise provisions set forth in the Warrant, encloses herewith $                 in cash, certified or official bank check or checks or other immediately available funds, which sum represents the aggregate Per Share Warrant Price for the number of shares of Common Stock to which this Exercise Notice relates, together with any applicable taxes payable by the undersigned pursuant to the Warrant.

By its delivery of this Exercise Notice, the undersigned represents and warrants to the Company that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act of 1933.

The undersigned requests that certificates for the shares of Common Stock issuable upon this exercise be issued in the name of:                                                                      .

Date:
Signature

Name:
Address:

Social Security or Tax I.D. Number: